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                                                                    Exhibit 99.1

                        [LETTERHEAD OF NATIONAL STEEL]

NEWS RELEASE
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Media Contact:         Ronald B. Freeman
                       (219) 273-7559

Analyst and            William E. McDonough
Investor Contact:      (219) 273-7414



                            NATIONAL STEEL ANNOUNCES
              AMENDMENTS TO LOAN COVENANTS AND NEW DEBT FINANCING


Mishawaka, IN, March 1, 2001 - National Steel Corporation (NYSE:NS) today announced that it has reached agreement with its bank group on the amendment of certain financial covenants in its $200 million Inventory Secured Revolving Credit Facility. The amendment provides for further relaxation and/or suspension of certain financial ratios through December 31, 2001.

In addition, the Company announced that it concluded a new $100 million revolving credit facility with NUF LLC ("NUF"), a wholly-owned subsidiary of NKK Corporation. The NUF loan is secured by a junior lien on the collateral security under the Inventory Secured Revolving Credit Facility.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K (as amended) for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. Visit National Steel's website at: www.nationalsteel.com.